Exhibit 99.4

FIRST AMENDMENT

TO THE

CERo THERAPEUTICS HOLDINGS, INC.

2024 EQUITY INCENTIVE PLAN

This Amendment to the CERo Therapeutics Holdings, Inc. 2024 Equity Incentive Plan (“Amendment”) is hereby adopted by the Board of Directors (the “Board”) of CERo Therapeutics Holdings, Inc., a Delaware corporation (the “Company”). All capitalized terms not defined in this Amendment shall be defined as set forth in the Plan.

WHEREAS, the Company maintains the CERo Therapeutics Holdings, Inc. 2024 Equity Incentive Plan (the “Plan”).

WHEREAS, the Plan was originally adopted in 2024 with a reserve of 5,172,590 shares of common stock of the Company and a limit on the number of Incentive Stock Options that may be granted pursuant to the Plan of 5,099,252 Shares.

WHEREAS, the Board desires to adopt the Amendment to increase (i) the share reserve and (ii) the Incentive Stock Option limit under the Plan, in each case, by 2,000,000 Shares, to meet the Company’s equity award needs.

WHEREAS, the Board has recommended that the Amendment be submitted to the stockholders of the Company for approval at the Company’s 2024 annual meeting of stockholders to be held on April 30, 2024 (the “Effective Date”).

NOW THEREFORE BE IT RESOLVED, that effective as of the Effective Date, the Plan is hereby amended as follows:

1.	Amendments to Share Reserves.

a.	The first sentence of Section 2(a) is amended and restated in its entirety to read as follows:

“Subject to adjustment in accordance with Section 2(c) and any adjustments as necessary to implement any Capitalization Adjustments, the aggregate number of shares of Common Stock that may be issued pursuant to Awards will not exceed 7,172,590 shares of Common Stock.”

b.	Section 2(b) is amended and restated in its entirety to read as follows:

“Notwithstanding anything to the contrary in Section 2(a) and subject to any adjustments as necessary to implement any Capitalization Adjustments, the aggregate maximum number of shares of Common Stock that may be issued pursuant to the exercise of Incentive Stock Options is 7,099,252 shares.”

2.	All Other Provisions of the Plan Remain the Same. Except as expressly provided in this Amendment, all other terms, conditions and obligations contained in the Plan shall remain unchanged and in full force and effect as provided for in the Plan.

ADOPTED BY THE BOARD OF DIRECTORS: April 3, 2024

APPROVED BY THE STOCKHOLDERS: April 30, 2024